FOR IMMEDIATE RELEASE

IsoRay, Inc. REPORTS FISCAL YEAR 2012 RESULTS

Non Prostate Revenues Up 75% To 14% of Total Revenues

RICHLAND, Washington (September 28, 2012) – IsoRay Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, announced its financial results for the quarter and year ended June 30, 2012.

In fiscal year 2012, IsoRay achieved significant progress in its strategic refocus on non-prostate cancer treatments, which increased 75% from the prior year to account for approximately 14% of total sales. Overall, sales declined slightly to $5,021,088 due to a weak prostate treatment market. However, in the fourth quarter, revenues grew 4.4% with non prostate revenues increasing 174% in the fourth quarter 2012 compared to the fourth quarter 2011. Sales came from the treatment of brain cancer, lung cancer, gynecological cancer, and head and neck cancer using Cesium-131 and from sales of the GliaSite® Radiation Therapy System, used to treat brain cancer.

IsoRay Chairman and CEO Dwight Babcock commented, “In 2012, we began to realize significant results from our new product development and marketing refocus on non-prostate Cesium-131 treatments for lung, brain, and other organs. We are committed to positioning IsoRay as a full body cancer treatment provider. In the non-prostate market, we are accelerating our new treatment facility licensing activities, which is the primary obstacle in a 6 to 12 month sales cycle for this market. IsoRay’s products for both prostate and other cancers continue to receive great reviews with numerous papers being submitted and presentations provided at various medical society conventions. I am confident that Cesium-131 is the isotope of the future, which will prove to be the premier isotope providing safe and effective cancer treatment throughout the body.”

Major milestones achieved during the 2012 fiscal year include:

•	IsoRay’s Russian and University of Missouri contracts were extended providing redundancy of isotope supply with two dependable suppliers.

•	Gynecological cancer was treated for the first time at the University of Kentucky and continues today. With the success of this treatment, this facility has expanded its use of IsoRay’s Cs-131 products for prostate and lung cancer.

•	DaVinci Robotic Surgery was used for the first time at Archbold Memorial Hospital in treating lung cancer using IsoRay’s Cesium-131 seed mesh.

•	IsoRay obtained FDA clearance for its GliaSite® Radiation Therapy System: a balloon catheter device used in the treatment of glioblastoma and metastasized brain cancers.

•	MD Anderson initiated a study of Cs-131 for the treatment of intermediate risk prostate cancer. This study will compare various isotopes and their effectiveness.

•	The GliaSite® Radiation Therapy System was used on IsoRay’s first patient in December 2011.

•	For the first time, IsoRay presented its products in an international forum at The World Congress of Brachytherapy, generating interest in these innovative treatments.

•	IsoRay received its CE Mark certification for the GliaSite® Radiation Therapy System, allowing marketing in 31 European countries.

•	Discovery Channel produced a story featuring Cesium-131 for prostate cancer, highlighting its success and patient benefits.

•	Barrow Neurological Institute performed the first meningioma brain tumor cases utilizing IsoRay’s Cesium-131 seed mesh.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Year ended
	June 30,
	2012	2011

Product sales	$5,071,088	$5,238,973
Cost of product sales	4,367,884	4,081,556

Gross income	703,204	1,157,417

Operating expenses:
Research and development expenses	780,579	981,186
Research and development reimbursement	(50,000)	(515,853)
Sales and marketing expenses	1,215,580	1,232,188
General and administrative expenses	2,355,015	2,422,884

Total operating expenses	4,301,174	4,120,405

Operating loss	(3,597,970)	(2,962,988)

Non-operating income (expense):
Interest income	747	3,381
Change in fair value of warrant liability	170,000	334,000
Financing and interest expense	(61,682)	(216,606)

Non-operating income (expense), net	109,065	120,775

Net loss	(3,488,905)	(2,842,213)
Preferred stock dividends	(10,632)	(10,632)

Net loss applicable to common shareholders	$(3,499,537)	$(2,852,845)

Basic and diluted loss per share	$(0.12)	$(0.11)

Weighted average shares used in computing net loss per share:
Basic and diluted	28,621,831	25,131,563

Contact:

Dwight Babcock

(520) 240-4840

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About IsoRay, Inc
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed products and the GliaSite® Radiation Therapy System, future demand for IsoRay's existing and planned products, whether revenue, cash flows and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales in Europe, whether timely licensing of facilities for new treatments can be improved, whether our suppliers will provide adequate isotope supplies, whether additional studies will be published or presented with favorable outcomes from treatment with Cesium-131, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies support the findings of the initial studies, success of future research and development activities, patient results achieved using our products in both the short and long term, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC.